Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.856.0363	Financial Officer
		412.856.0363

RELEASE DATE:   January 30, 2020

STANDARD AVB FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND

CALENDAR YEAR EARNINGS AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – January 30, 2020 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank, PaSB, announced earnings for the quarter ended December 31, 2019 of $2.1 million, or $0.46 per basic share, compared to $1.8 million, or $0.38 per basic share, for the quarter ended December 31, 2018. The Company’s annualized return on average assets and average equity was 0.83% and 5.84%, respectively, for the quarter ended December 31, 2019 compared to 0.72% and 5.17%, respectively, for the quarter ended December 31, 2018.

For the year ended December 31, 2019, net income was $8.8 million, or $1.91 per basic share, compared to $8.8 million, or $1.90 per basic share for the year ended December 31, 2018. The Company’s annualized return on average assets and average equity was 0.90% and 6.28%, respectively, for the year ended December 31, 2019 compared to 0.90% and 6.55%, respectively, for the year ended December 31, 2018.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of February 10, 2020 and will be paid on February 24, 2020.

Timothy K. Zimmerman, CEO, stated, “Strong asset quality, consistent underwriting standards and control of expenses highlighted a very challenging quarter and year. We were able to produce earnings in line with the last several quarters during a time when we faced a relatively flat yield curve and intense competition offering aggressive pricing for loans and deposits. We concentrated on the factors that we could control with emphasis on efficiency of operations and maximizing earnings from sources other than interest income. We also stayed on course with our strategy of repositioning the balance sheet.”

Total assets at December 31, 2019 increased $12.6 million, or 1.3% to $984.4 million, from $971.8 million at December 31, 2018. The increase in total assets included an increase in cash and cash equivalents of $16.2 million, or 100.1%, an increase in investment securities of $13.6 million, or 9.0%, partially offset by a decrease in loans receivable of $16.0 million, or 2.2%. The decrease in loans receivable was the result of loan payoffs exceeding loan production during the period.

Total deposits at December 31, 2019 increased by $16.5 million, or 2.3%, to $734.4 million from $717.9 million at December 31, 2018. The increase resulted from increases in money market and interest-bearing checking accounts partially offset by decreases in non-interest-bearing checking accounts, savings accounts and time deposits. Borrowed funds decreased by $8.8 million, or 7.9% to $102.8 million at December 31, 2019 from $111.6 million at December 31, 2018. The decrease was primarily due to the repayment of maturing long term advances and pay downs on both amortizing long term advances and the overnight borrowing line, partially offset by new advances entered into during the period.

Stockholders’ equity increased by $4.0 million, or 2.9% to $141.8 million at December 31, 2019 from $137.9 million at December 31, 2018. The increase was the result of net income earned during the period as well as an increase in accumulated other comprehensive income, partially offset by dividends paid and stock repurchased during the year.

Net interest income was $7.0 million for the three months ended December 31, 2019 compared to $7.3 million for the three months ended December 31, 2018. The net interest margin for the three months ended December 31, 2019 was 2.99%, compared to 3.18% for the same period in the prior year. Net interest income was $28.4 million for the year ended December 31, 2019, compared to $29.3 million for the year ended December 31, 2018. The net interest margin for the year ended December 31, 2019 was 3.10%, compared to 3.21% for the prior year. The decreases in net interest income and the net interest margin for both periods were primarily due to an increase in the cost of interest-bearing deposits partially offset by an increase in the yield on interest-earning assets.

A provision for loan losses of $181,000 was recorded for the three months ended December 31, 2019, compared to $174,000 for the three months ended December 31, 2018. A provision of $725,000 was recorded for the year ended December 31, 2019, compared to $572,000 for the year ended December 31, 2018. Non-performing loans at December 31, 2019 were $2.7 million, or 0.38% of total loans compared to $2.7 million, or 0.37% of total loans at December 31, 2018.

Noninterest income totaled $1.3 million for the quarter ended December 31, 2019, compared to $801,000 for the quarter ended December 31, 2018. The increase in noninterest income for the three months ended December 31, 2019 was primarily the result of increases in net equity securities fair value adjustment gains, loan sale gains and service charges, partially offset by a decrease in other income. Noninterest income was $5.1 million for the year ended December 31, 2019 compared to $4.3 million for the year ended December 31, 2018. The increase in noninterest income for the twelve months ended December 31, 2019 was primarily the result of increases in net equity securities fair value adjustment gains as well as increases in loan sale gains, service charges and investment management fees. These increases were partially offset by there being no gains on the sales of equity securities during the twelve months ended December 31, 2019 compared $394,000 in the prior year.

Noninterest expenses totaled $5.6 million for both the quarter ended December 31, 2019 and the quarter ended December 31, 2018. For the year ended December 31, 2019, noninterest expenses totaled $21.6 million compared to $22.1 million for the year ended December 31, 2018. Total noninterest expenses remained relatively the same for all periods presented. Other operating expenses, core deposit amortization, premises and occupancy expenses, and federal deposit insurance were lower in 2019, however, those decreases were offset to a large extent by increases in compensation and benefits as well as increases in automatic teller machine and data processing expenses. The lower federal deposit insurance was due to the application of small bank credits to the third and fourth quarter’s assessment.

Standard AVB Financial Corp., with total assets of $984.4 million at December 31, 2019, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard AVB Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Interest and Dividend Income	$9,329	$9,361	$37,704	$36,795
Interest Expense	2,363	2,077	9,262	7,454
Net Interest Income	6,966	7,284	28,442	29,341
Provision for Loan Losses	181	174	725	572
Net Interest Income after Provision for Loan Losses	6,785	7,110	27,717	28,769
Noninterest Income	1,333	801	5,052	4,347
Noninterest Expenses	5,542	5,622	21,625	22,067
Income before Income Tax Expense	2,576	2,289	11,144	11,049
Income Tax Expense	501	521	2,338	2,248
Net Income	$2,075	$1,768	$8,806	$8,801

Earnings Per Share - Basic	$0.46	$0.38	$1.91	$1.90
Earnings Per Share - Diluted	$0.45	$0.37	$1.90	$1.88
Annualized Return on Average Assets	0.83%	0.72%	0.90%	0.90%
Average Assets	$990,310	$976,279	$983,042	$978,520
Annualized Return on Average Equity	5.84%	5.17%	6.28%	6.55%
Average Equity	$140,901	$135,607	$140,189	$134,410
Efficiency Ratio	65.42%	63.45%	62.91%	62.82%
Net Interest Spread	2.67%	2.87%	2.77%	2.90%
Net Interest Margin	2.99%	3.18%	3.10%	3.21%
Annualized Noninterest Expense to Average Assets	2.22%	2.28%	2.20%	2.26%

FINANCIAL CONDITION DATA:	December 31,	December 31,
	2019	2018
Total Assets	$984,387	$971,796
Cash and Cash Equivalents	32,427	16,207
Investment Securities	164,566	150,937
Loans Receivable, Net	712,965	728,982
Deposits	734,406	717,874
Borrowed Funds	102,838	111,624
Total Stockholders' Equity	141,848	137,890

Book Value Per Share	$30.25	$28.65
Tangible Book Value Per Share	$24.34	$22.76

Allowance for Loan Losses	$4,882	$4,414
Non-Performing Loans	$2,716	$2,730
Allowance for Loan Losses to Total Loans	0.68%	0.60%
Allowance for Loan Losses to Non-Performing Loans	179.75%	161.68%
Non-Performing Assets to Total Assets	0.32%	0.33%
Non-Performing Loans to Total Loans	0.38%	0.37%